UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d)

of The Securities Exchange Act of 1934

March 18, 2014

Date of Report (Date of earliest event reported)

PennantPark Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00736	20-8250744
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 15th Floor, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

212-905-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On March 18, 2014, PennantPark Investment Corporation (the “Company”) held a reconvened annual meeting of stockholders and submitted one matter to the vote of stockholders. The proposal is described in detail in the Company’s definitive joint proxy statement filed with the Securities and Exchange Commission on December 5, 2013. As of December 9, 2013, the record date, 66,546,734 shares of common stock were eligible to vote. A summary of the matter voted upon by the stockholders is set forth below.

Proposal 1. The Company’s stockholders elected Mr. Marshall Brozost and Mr. Samuel L. Katz each as a Class I director of the Company, each of whom will serve until the 2017 Annual Meeting, or until his successor is duly elected and qualifies or until his earlier resignation, removal from office, death or incapacity. The voting results are set forth below:

Name	For	Withheld	Broker Non Vote
Class I
Marshall Brozost	35,165,169	1,699,840	22,947,609
% of Shares Voted	95.39%	4.61%	N/A
Samuel L. Katz	36,177,533	687,476	22,947,609
% of Shares Voted	98.14%	1.86%	N/A

On March 18, 2014, the Company held a reconvened special meeting of stockholders and submitted one matter to the vote of the stockholders. The proposal is described in detail in the Company’s definitive joint proxy statement filed with the Securities and Exchange Commission on December 5, 2013. As of December 9, 2013, the record date, 66,546,734 shares of common stock were eligible to vote. A summary of the matter voted upon by the stockholders is set forth below.

Proposal 1. The Company’s stockholders approved a proposal to authorize flexibility for the Company, with the approval of its Board of Directors, to sell shares of its common stock during the next 12 months at a price below its then current net asset value per share, subject to certain limitations as described the proxy statement. The voting results are set forth below:

	For	Against	Abstain
With Affiliates	28,039,158	5,950,704	274,854
% of Shares Voted	81.83%	17.37%	0.80%

Without Affiliates	27,036,812	5,950,704	274,854
% of Shares Voted	81.28%	17.89%	0.83%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2014	PennantPark Investment Corporation

/s/ AVIV EFRAT
Aviv Efrat
Chief Financial Officer & Treasurer